Exhibit 99.1

Dan Predovich Retires From Board Of Directors Of RE/MAX Holdings

DENVER, Sept. 10, 2021 /PRNewswire/ -- RE/MAX Holdings, Inc. (the "Company" or "RE/MAX Holdings") (NYSE: RMAX) today announced that Dan Predovich has retired from the RE/MAX Holdings Board of Directors.

"On behalf of the Board of the Directors, I want to thank Dan for his time and service to RE/MAX Holdings," said Dave Liniger, Chairman of the Board of RE/MAX Holdings and Co-Founder of RE/MAX. "Dan joined our board in 2005 and throughout the past 16 years, has contributed invaluable insight and expertise to the group. We wish him well in his much-deserved retirement."

Predovich is Certified in Financial Forensics and is a Certified Public Accountant, a Certified Fraud Examiner and a Certified Information Technology Professional. He has specialized training in IRS financial investigative techniques and analytical investigation methods and is an FBI-trained law-enforcement instructor. Predovich is the founder of multiple companies including Predovich & Company, a tax, accounting and forensic-accounting services company, Rampart Strategic Systems, Inc., and Critical MAS, LLC.

"I have very much enjoyed my association with the RE/MAX Holdings Board, management team, and community of owners, brokers and agents over the years," said Dan Predovich. "As I have recently passed the reins of my CPA practice, likewise, the time has come for me to retire from the Board of Directors of RE/MAX Holdings as well."

About RE/MAX Holdings, Inc.
RE/MAX Holdings, Inc. (NYSE: RMAX) is one of the world's leading franchisors in the real estate industry, franchising real estate brokerages globally under the RE/MAX® brand, and mortgage brokerages within the U.S. under the Motto® Mortgage brand. RE/MAX was founded in 1973 by Dave and Gail Liniger, with an innovative, entrepreneurial culture affording its agents and franchisees the flexibility to operate their businesses with great independence. Now with nearly 140,000 agents across over 110 countries and territories, nobody in the world sells more real estate than RE/MAX, as measured by total residential transaction sides. Dedicated to innovation and change in the real estate industry, RE/MAX Holdings launched Motto Franchising, LLC, a ground-breaking mortgage brokerage franchisor, in 2016. Motto Mortgage has grown to over 150 offices in almost 40 states.

CONTACT: Investor Contact: Andy Schulz, (303) 796-3287, aschulz@remax.com; Media Contact: Kerry McGovern, (303) 796-3283, kmcgovern@remax.com